Exhibit 12.1

Del Monte Corporation

Statement Re: Computation of Earnings to Fixed Charges

	Predecessor										Successor	Predecessor		Successor
	Fiscal Year								May 3, 2010 through March 7, 2011		March 8, 2011 through May 1, 2011	Three months ended
	2007		2008		2009		2010					August 1, 2010		July 31, 2011
	(in millions, except ratios)
Earnings:
Income (loss) from continuing operations before income taxes	$146.8		$189.6		$226.5		$381.9		$361.7		$(153.9)	$96.1		$(43.6)
Interest expense	133.5		131.4		110.3		116.3		66.7		44.3	19.7		62.6
Interest portion of rent expense(a)	15.5		16.2		16.5		17.6		16.3		2.4	5.1		5.0

Earnings (loss)	$295.8		$337.2		$353.3		$515.8		$444.7		$(107.2)	$120.9		$24.0

Fixed Charges:
Interest expense	$133.5		$131.4		$110.3		$116.3		$66.7		$44.3	$19.7		$62.6
Interest portion of rent expense(a)	15.5		16.2		16.5		17.6		16.3		2.4	5.1		5.0

Fixed charges	$149.0		$147.6		$126.8		$133.9		$83.0		$46.7	$24.8		$67.6

Fixed Charge Ratio:
Ratio of earnings to fixed charges	2.0	x	2.3	x	2.8	x	3.9	x	5.4	x	N/A	4.9	x	N/A
Deficiency of earnings to cover fixed charges	$—		$—		$—		$—		$—		$153.9	$—		$43.6

(a) Interest portion of rent expense is estimated to be 33% of operating lease and rental expense for the period.